Exhibit 10.16

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Commercial and Development Collaboration Agreement

by and between

Agendia, Inc. and PAIGE.AI, Inc.

dated as of November 5, 2020

i

	6.6 Late Payments	25
	6.7 Taxes	25
	6.8 Records and Audit	26

7.	Intellectual Property Rights	27

	7.1 Background Technology	27
	7.2 Collaboration Data and Technology	28
	7.3 Patent Filings	29
	7.4 Enforcement of Licensed and Collaboration Technology	30
	7.5 Defense of Third Party Intellectual Property Claims	32
	7.6 Product Marks	32

8.	Confidentiality; Publicity and Publications	32

	8.1 Confidentiality Obligations	32
	8.2 Exceptions	33
	8.3 Equitable Relief	33
	8.4 Press Release; Public Announcements	34
	8.5 Publications	34

9.	[Reserved]	34

10.	Representations and Warranties; Covenants	34

	10.1 Mutual Representations, Warranties and Covenants	34
	10.2 Additional Representations and Warranties of Paige	35
	10.3 Additional Representations and Warranties of Agendia	37
	10.4 Covenants of Each Party	38
	10.5 Compliance with Laws	40
	10.6 Disclaimer	40

11.	Indemnification	40

	11.1 Indemnification by Agendia	40
	11.2 Indemnification by Paige	41
	11.3 Indemnification Procedure	41
	11.4 Insurance	42
	11.5 Limitation of Liability	42

12.	Term and Termination	43

	12.1 Term	43
	12.2 Termination for Material Breach	43
	12.3 Termination for Insolvency	44
	12.4 Termination for Change of Control	44
	12.5 Agendia’s Right to Terminate for Convenience	44
	12.6 Agendia’s Right to Terminate for Failure to Supply	44
	12.7 Paige’s Right to Terminate for Convenience	44
	12.8 Effect of Termination	44
	12.9 Survival	47

ii

13.	Dispute Resolution	47

	13.1 Objective	47
	13.2 Escalation to Executives	47
	13.3 Arbitration	47
	13.4 Equitable Remedies; Court Proceedings	48
	13.5 Excluded Matters	48
	13.6 Continued Performance	48
	13.7 Attorneys’ Fees	49

14.	Force Majeure	49

15.	Assignment	49

16.	Miscellaneous	50

	16.1 Further Assurances	50
	16.2 Relationship of the Parties	50
	16.3 Notices	50
	16.4 Interpretation	51
	16.5 Headings	51
	16.6 Entire Agreement	51
	16.7 Expenses	51
	16.8 No Third-Party Beneficiaries	51
	16.9 Amendment; Modification; Waiver	52
	16.10 Cumulative Remedies	52
	16.11 Severability	52
	16.12 Governing Law; Submission to Jurisdiction	52
	16.13 Waiver of Jury Trial	52
	16.14 Counterparts	53

iii

Commercial and Development Collaboration Agreement

This Commercial and Development Collaboration Agreement (“Agreement”), dated and effective as of November 5, 2020 (the “Effective Date”), is by and between Agendia, Inc., a Delaware corporation, having its principal place of business at 22 Morgan, Irvine, California 92618 (“Agendia”) and PAIGE.AI, Inc., a Delaware corporation, having its principal place of business at 11 Times Square, Floor 37, New York, New York 10036 (“Paige”) (collectively, the “Parties,” or each, individually, a “Party”).

RECITALS

WHEREAS, Agendia is a precision oncology company that develops and markets genomic diagnostic products, including, without limitation, software, data, algorithms, models, technology and other information that support its in vitro diagnostic test products that (i) use microarrays and target enrichment next-generation sequencing (NGS) and technology platforms to create and analyze gene expression profiles from breast cancer tissue samples, and (ii) produce results based on its proprietary analysis (collectively, the “Agendia Platform”); Agendia’s diagnostic products using the foregoing include the MammaPrint (“MammaPrint” or “MP”) and BluePrint (“BluePrint” or “BP”) tests;

WHEREAS, Paige has developed an AI-native digital pathology ecosystem, including, without limitation, software, data, algorithms, models, technology and other information, that supports the pathologist, accelerates new biomarker discovery, and is built for new insight generation (“Paige Offering”);

WHEREAS, the Parties entered into a certain R&D Collaboration Agreement dated as of December 9, 2019 (“Existing Agreement”) wherein the Parties agreed to separately negotiate an agreement for the commercialization of any results of their collaboration stemming from the Existing Agreement;

WHEREAS, this Agreement outlines that further commercialization and the terms and conditions for that further collaboration between the Parties; and

WHEREAS, after extensive discussion, Paige and Agendia desire to collaborate and use the Paige Platform (as defined herein) and Paige’s computational pathology and machine learning technology to develop and commercialize a digital emulation of MammaPrint (“Collaboration MammaPrint”, or “CMP”) and BluePrint (“Collaboration BP” or “CBP”) (collectively or individually, “Collaboration MammaPrint-BluePrint” or “CMPBP”) in the Territory on the terms and conditions and as further defined herein.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

1.1 “Acquirer” has the meaning set forth in Section 15.1(b).

1.2 “Action” has the meaning set forth in Section 7.4(b).

1.3 “Affiliate” of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term “control” means, and “controlled by” and “under common control with” have correlative meanings and means possession, directly or indirectly of greater than fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation), or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4 “Agendia” has the meaning set forth in the preamble.

1.5 “Agendia Indemnified Party” has the meaning set forth in Section 11.2.

1.6 “Agendia Licensed Know-How” means all Know-How Controlled by Agendia or its Affiliates as of the Effective Date or at any time during the Term, including Agendia’s interest in all Know-How within the Collaboration Technology, in each case that is necessary for the Development or Commercialization of CMPBP in the Field in the Territory.

1.7 “Agendia Licensed Patent Rights” means (a) the patents and patent applications listed on Schedule 1.7; and (b) all Patent Rights in the Territory Controlled by Agendia or its Affiliates as of the Effective Date or at any time during the Term that Cover Agendia Licensed Know-How.

1.8 “Agendia Licensed Technology” means the Agendia Licensed Know-How and the Agendia Licensed Patent Rights, including the Agendia Platform.

1.9 “Agendia Platform” has the meaning set forth in the preamble; it is a grouping of Intellectual Property Rights of Agendia that are used as a base upon which other applications, procedures or technologies are developed.

1.10 “Aggregate Payment” means the aggregate consideration received by Paige to date pursuant to the terms and conditions of this Agreement. [***]. Any payments to Paige related to the achievement of Milestone Events shall be excluded from the calculation of the Aggregate Payment.

1.11 “Agreement” has the meaning set forth in the preamble.

1.12 “Alliance Manager” has the meaning set forth in Section 3.5.

1.13 “Annual Period” means the twelve (12) month period beginning on the first day of the calendar quarter following the Effective Date, and each successive twelve (12) month period thereafter.

1.14 “Auditor” has the meaning set forth in Section 6.8(d).

1.15 “Background Intellectual Property Rights” means any and all Intellectual Property Rights that are owned or controlled by a Party as of the Effective Date of this Agreement or are acquired or developed by a Party thereafter outside the performance of this Agreement. For the avoidance of doubt, Paige Background Intellectual Property Rights includes the Paige Offering.

1.16 “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to be closed for business.

1.17 “Change of Control” means, with respect to a Party: (a) an acquisition, reorganization, merger, or consolidation of such Party by or with a Third Party in which the holders of the voting securities of such Party outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets.

1.18 “CMPBP” means Collaboration MammaPrint-BluePrint, which, collectively or individually, is a digital emulation of MammaPrint (“Collaboration MP” or “CMP”) and/or BluePrint (“Collaboration BP” or “CBP”) Developed using the Licensed Technology and any Improvements Developed that are directly related to CMPBP which the Parties have designated for Commercialization in a Commercialization Plan in accordance with Section 4.4, which, in each case, is Covered by Licensed Technology.

1.19 “Collaboration” means the alliance of Paige and Agendia established for the purpose of Development and Commercialization of CMPBP pursuant to this Agreement.

1.20 “Collaboration BP” or “CBP” means Collaboration BluePrint which is to be Developed pursuant to the terms and conditions of this Agreement.

1.21 “Collaboration MP” or “CMP” means Collaboration MammaPrint which is to be Developed pursuant to the terms and conditions of this Agreement.

1.22 “Collaboration Patents” has the meaning set forth in Section 8.2(b).

1.23 “Collaboration Technology” means all inventions (whether or not patentable), works of authorship (whether or not copyrightable), and Know-How invented, created, conceived, developed, or otherwise made by a Party’s employees, agents, or independent contractors, either alone or jointly with the other Party’s employees, agents, or independent contractors, directly and solely related to CMPBP, during the course of the Collaboration or during the term of the Existing Agreement. Collaboration Technology shall not include Trademarks.

1.24 “Commercial Product Readiness” means such time when CMPBP has satisfied any applicable commercial and operational standards related to processing, validation, quality control and quality assurance/management testing and is ready for Commercialization but has yet to obtain any required approval or clearance of the relevant Governmental Authority.

1.25 “Commercialization” means, in respect of CMPBP, the conduct of any and all activities directed to the marketing, distribution, offer for commercial sale, and commercial sale and support of CMPBP, but excluding regulatory matters, and Development activities. “Commercialize” means to engage in Commercialization.

1.26 “Commercialization Plan” has the meaning set forth in Section 4.4.

1.27 “Commercially Reasonable Efforts” means, with respect to a Party and its objectives or obligations concerning CMPBP under this Agreement, such efforts and resources consistent with those commonly used by a company in the clinical diagnostics industry to achieve a similar objective or fulfill a similar obligation concerning a product of similar market potential at a similar stage in product life as such CMPBP, taking into account the patent or other proprietary position, competitive market conditions, profitability and financial return (including Third Party costs and expenses, any payment due to a Party under this Agreement), and all other relevant legal, scientific, technical, and commercial factors.

1.28 “Competing Product” means any product, method, process, or other subject matter that is, or readily can be, applied, used, or adapted for any use or application in the Field in substitution for or competition with CMPBP.

1.29 “Concordance” means accuracy which is defined as the sum of the diagonal of a confusion matrix divided by the total number of cases in a test set drawn uniformly at random to approximately match the distribution of samples Agendia has received from patients for MammaPrint or BluePrint, as applicable, in a blind validation.

1.30 “Confidential Information” means all non-public, confidential, or proprietary information and materials of a Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” and includes any information and materials that, due to the nature of the subject matter or circumstances surrounding the disclosure thereof, would reasonably be understood to be confidential or proprietary. Without limiting the foregoing, Confidential Information includes (a) the terms and existence of this Agreement, including correspondence, communications, and notices provided hereunder; (b) the terms and existence of the Existing Agreement, including correspondence, communications and notices provided thereunder; and (c) all information contained in or disclosed in connection with any Commercialization Plan delivered under Section 4 or report delivered under Section 4.6.

Confidential Information does not include information or materials that the receiving Party can demonstrate by documentation: (w) was already known to the receiving Party or its Affiliates without restriction on use or disclosure prior to the disclosure of such information directly or indirectly by or on behalf of the disclosing Party; (x) was or is independently developed by the receiving Party or its Affiliates without reference to or use of any Confidential Information of the disclosing Party; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party or its Affiliates; or (z) was disclosed to the receiving Party or its Affiliates by a Third Party who was not, at the time of disclosure, under any obligation to the disclosing Party or any other Person to maintain the confidentiality of such information.

1.31 “Continuity of Service Period” has the meaning set forth in Section 5.2.

1.32 “Control” means, with respect to any Intellectual Property Rights, the possession by a Party, whether by ownership or license (other than a license granted to such Party under this Agreement), of the right to grant access to or a license (or sublicense) under such Intellectual Property Rights on the terms and conditions set forth in this Agreement without requiring the consent of any Third Party or violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required under this Agreement to grant the other Party such access or license.

1.33 “Cover” means, as to a particular subject matter at issue and a Valid Claim of a relevant Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale, or importation of such subject matter would infringe such Valid Claim.

1.34 “Cure Period” has the meaning set forth in Section 12.2.

1.35 “Customer Data” has the meaning set forth in Section 2.3(c) and includes Patient Data.

1.36 “Development” means, for a particular product, all activities involved in producing, processing, coding, validating, researching, quality control, quality assurance/management, testing (technical, preclinical, clinical and otherwise, as applicable), obtaining regulatory approval/clearance and release of such product, and any component thereof. “Develop” or “Developing” means to engage in Development.

1.37 “Development Data” means any data used to Develop or generated during the Development of CMPBP, during the term of the Existing Agreement or this Agreement.

1.38 “Development Know-How” means all Licensed Know-How that is reasonably necessary or useful to Develop CMPBP in the Field.

1.39 “Digital Media” means a Uniform Resource Locator (URL), Internet domain name, or similar electronic address, an Internet site, a Facebook page, Twitter account, Pinterest account, or any other social media, or other online means of advertising, marketing, offering for sale, or selling products or services, in each case, whether such media or other means are now known or developed in the future.

1.40 “Dispute” has the meaning set forth in Section 13.1.

1.41 “Dispute Notice” has the meaning set forth in Section 13.1.

1.42 “Distributor” shall mean one or more Person(s) party to an agreement with Agendia for the distribution, marketing and sale of certain products, including CMPBP.

1.43 “Documentation” shall mean system specifications, hardware requirements, technical manuals, and all other user instructions regarding the capabilities, operation, installation and use of the Software.

1.44 “Effective Date” has the meaning set forth in the preamble.

1.45 “Error” means a failure of the Software to operate in material conformance with Specifications.

1.46 “Executives” has the meaning set forth in Section 13.2.

1.47 “Field” means the field of breast cancer.

1.48 “First Commercial Sale” means, with respect to CMPBP, the first arm’s length sale, lease or license of, or other disposition of rights in, CMPBP in the Territory to a Third Party, other than a sale or other disposal of CMPBP for test marketing, sampling and promotional uses, development, charitable purposes, or similar use.

1.49 “Force Majeure Event” has the meaning set forth in Section 14.

1.50 “Governmental Authority” means any federal, state, or local government, or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

1.51 “Improvement” means any Collaboration Technology that is an enhancement, improvement, variation, or modification directly related to CMPBP.

1.52 “In-License Agreement” means any agreement in effect as of the Effective Date under which any Third Party grants a license to a Party under any Intellectual Property Rights necessary for the Development or Commercialization of CMPBP in the Territory.

1.53 “In-Licensor” means any Third Party granting a license to a Party under any In-License Agreement.

1.54 “Indemnified Claim” has the meaning set forth in Section 11.1.

1.55 “Indemnified Party” means a Paige Indemnified Party or an Agendia Indemnified Party.

1.56 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.57 “Intellectual Property Rights” means all rights in Know-How, Patent Rights, Trademarks, copyrights, database rights, domain names, topography rights, and design rights and all goodwill associated therewith and symbolized thereby, whether registered or unregistered, including all applications and rights to apply for registration inventions, discoveries, concepts, improvements, Know-How, trade secrets and secrecy rights, as well as all similar or equivalent rights or forms of protection which may exist anywhere in the world.

1.58 “Joint Steering Committee” (or “JSC”) has the meaning set forth in Section 3.1.

1.59 “Know-How” means all confidential or proprietary technical information,

know-how, data, inventions, improvements, discoveries, trade secrets and secrecy rights, processes, procedures, techniques, developments, compositions, products, compounds, material, methods, algorithms, formulas, formulations, protocols, result of experimentation or testing, technology, ideas, concepts or other proprietary information and documentation thereof (including related papers, invention disclosures, laboratory notebooks, drawings, flowcharts, diagrams, and specifications), in each case whether or not copyrightable or patentable, and whether in written, electronic, oral, or any other tangible or intangible form or medium.

1.60 “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority, including all applicable security, privacy, and enforcement laws, regulations, and standards, including but not limited the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, as the same may be amended from time to time (collectively, “HIPAA”).

1.61 “Licensed Know-How” means Agendia Licensed Know-How and Paige Licensed Know-How.

1.62 “Licensed Patent Right” means Agendia Licensed Patent Right and Paige Licensed Patent Right.

1.63 “Licensed Technology” means Agendia Licensed Technology and Paige Licensed Technology.

1.64 “Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees.

1.65 “Materials” means any tangible chemical, biological, or physical materials and any software and related documentation.

1.66 “Milestone Event” has the meaning set forth in Section 6.2.

1.67 “Milestone Payment” has the meaning set forth in Section 6.2.

1.68 “Paige” has the meaning set forth in the preamble.

1.69 “Paige Breast Biomarkers” has the meaning set forth in Section 10.4(c)(iii).

1.70 “Paige Indemnified Party” has the meaning set forth in Section 11.1.

1.71 “Paige Licensed Know-How” means all Know-How Controlled by Paige or its Affiliates as of the Effective Date or at any time during the Term, including Paige’s interest in all Know-How within the Collaboration Technology, in each case that is necessary for the Development or Commercialization of CMPBP in the Field in the Territory.

1.72 “Paige Licensed Patent Rights” means (a) the patents and patent applications listed on Schedule 1.72 and (b) all Patent Rights in the Territory Controlled by Paige or its Affiliates as of the Effective Date or at any time during the Term that Cover Paige Licensed Know-How.

1.73 “Paige Licensed Technology” means the Paige Licensed Know-How and Paige Licensed Patent Rights, including the Paige Platform.

1.74 “Paige Marks” means Trademarks, including corporate names and corporate logos, of Paige set forth on Schedule 1.74 and such other Trademarks as Paige may designate in writing from time to time.

1.75 “Paige Offering” has the meaning set forth in the preamble; it is a grouping of Intellectual Property Rights of Paige that are used as a base upon which other applications, processes or technologies are developed, including the Paige Platform.

1.76 “Paige Platform” means the collection of the vendor-neutral viewer (“Paige FullFocus”), the cloud-based data storage, compute and inference services and the appliance to transfer Patient Data into FullFocus (“Paige Data Bridge”).

1.77 “Party” has the meaning set forth in the preamble.

1.78 “Patent Rights” means all rights and interests in issued patents and patent applications (whether provisional or non-provisional), including continuations, continuations-in- part, divisionals, substitutions, reissues, reexaminations, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models).

1.79 “Patient Data” means whole slide images of patient tissue and, to the extent the relevant Party has the legal authority to transmit such information, the associated metadata and patient information necessary to provide the CMPBP. For clarity, the Parties agree and acknowledge that neither shall allow the use of associated metadata and patient information without the appropriate consents.

1.80 “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

1.81 “Product Mark” has the meaning set forth in Section 7.6(a).

1.82 “Quarterly Period” means the three (3) month period beginning on the first day of the calendar quarter following the Effective Date, and each successive three (3) month period thereafter.

1.83 “Representative” means a Party’s employees, officers, directors, consultants, and legal, technical, and business advisors.

1.84 “Revenue Sharing” has the meaning set forth in Section 6.1.

1.85 “Rules” has the meaning set forth in Section 13.3.

1.86 “Software” means [***].

1.87 “Specifications” means the specifications, technical, business and functional requirements, standards and descriptions including the applicable format and content parameters and published Documentation, if any, to which the Software are to comply.

1.88 [***]

1.89 [***]

1.90 “Sublicensee” means one or more Person(s) party to a sublicense agreement with Agendia (or any its Affiliates) for the development of a digital pathology portal during a Continuity of Service Period [***]

1.91 “Term” has the meaning set forth in Section 12.1(a).

1.92 “Territory” means [***]

1.93 “Third Party” means a Person other than a Party or a Party’s Affiliate.

1.94 “Third Party IP Claim” has the meaning set forth in Section 7.5.

1.95 “Total Payments Received” means, with respect to any CMPBP, the aggregate of received payments or consideration received for sales or other dispositions of CMPBP directly by Paige or by Agendia from Third Parties, including any Distributor of Agendia.

1.96 “Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

1.97 “Update” means and includes the modifications, Error corrections, bug fixes, workarounds or revisions made to the Software provided by Paige: (i) to improve upon or repair existing features and operations within the Software, (ii) to ensure compatibility with new releases of existing systems (including hardware, operating systems and middleware) and external services through standardized interfaces, or (iii) to comply with applicable laws, regulations, industry standards or market practice.

1.98 “U.S. FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services or any successor agency thereto.

1.99 “Valid Claim” means: (a) a claim of an issued and unexpired Patent Right that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, inter partes review, post-grant review, or disclaimer or otherwise; or (b) a claim of a pending patent application that has not been cancelled, withdrawn, or abandoned or finally rejected by an administrative agency action that is not appealable or has not been appealed within the time allowed for appeal.

2. Licenses.

2.1 Paige License Grant. Subject to the terms and conditions of this Agreement, Paige hereby grants to Agendia, during the Term, a limited, non-exclusive (except as otherwise set forth below), non-transferable (except as set forth in Section 15), revocable license in the Territory to use the following data and materials provided by Paige to Agendia solely for the limited purposes of conducting the Collaboration as specifically described herein:

(a) Algorithm validation results of CMPBP;

(b) Access to the Paige Platform to upload sample images and Patient Data, and view the slide and the image analysis resulting from the application of CMPBP;

(c) Marketing and instructional materials related to the Paige Platform, e.g., demos, screenshots, etc., necessary to support CMPBP;

(d) Access to and integration between the Agendia Platform and the Paige Platform to facilitate product orders, sample analysis, report generation and delivery, clinical support and technical support;

(e) An exclusive license in the Field and in the Territory during the Term, with the right to enter into distribution agreements solely as provided in Section 2.5, under the Paige Licensed Technology (other than Development Know- How) only to Commercialize (but not to Develop or have Developed) CMPBP;

(f) An exclusive license in the Field and in the Territory during the Term under the Development Know-How to Develop or have Developed CMPBP solely for Commercialization of such CMPBP;

(g) A non-exclusive license in the Field and in the Territory during the Term, with the right to enter into distribution agreements solely as provided in Section 2.5, to use the Paige Marks solely in connection with the Commercialization of CMPBP in accordance with Paige’s most current branding guidelines. Agendia shall provide Paige with fifteen (15) days to review and approve of all materials using the Paige Marks; and

(h) During a Continuity of Service Period under this Agreement pursuant to Section 5.2 herein, an exclusive, irrevocable license to continue to exercise the licenses and rights provided to Agendia in this Section 2.1, with a right to:

(i) enter into distribution agreements solely as provided in Section 2.5; and

(ii) grant sublicenses to Sublicensees, pursuant to this Section 2.1.

2.2 Agendia License Grant. Subject to the terms and condition of this Agreement, Agendia (or its parent entity, Agendia, N.V., as applicable) hereby grants to Paige, during the Term, a limited, non-exclusive (except as set forth below), non-transferable (except as set forth in Section 15) revocable license in the Territory to use the following data and materials provided by Agendia to Paige solely for the limited purposes of conducting the Collaboration as specifically described herein:

(a) Certain images of pathology slides and related data provided by Agendia to Paige, at Agendia’s sole discretion, for Development of CMPBP;

(b) Reasonable marketing and service materials for the purposes of marketing CMPBP;

(c) Access to and integration between the Paige Platform and the Agendia Platform to facilitate CMPBP orders, sample analysis, report generation and delivery;

(d) An exclusive license in the Field and in the Territory during the Term, without the right to grant sublicenses, under the Agendia Licensed Technology (other than Development Know-How) to Commercialize (but not to Develop or have Developed) CMPBP;

(e) An exclusive license in the Field and in the Territory during the Term, without the right to grant sublicenses, under the Development Know-How to Develop or have Developed CMPBP solely for Commercialization of such CMPBP; and

(f) A non-exclusive license in the Field and in the Territory during the Term, with no right to grant sublicenses, to use the Product Marks solely in connection with the Commercialization of CMPBP.

2.3 Mutual Data License Grant. Each Party hereby grants the other Party, during the Term of this Agreement, and during any Continuity of Service Period, with a limited, non-exclusive (except as set forth in Sections 2.1 and 2.2), non-transferable (except as set forth in Section 15) revocable license in the Territory in the Field solely to use and make use of:

(a) its respective Background Intellectual Property Rights, excluding all Paige source code, object code and algorithms, required for and limited to the Development and Commercialization of CMPBP and solely for purposes of carrying out its rights and obligations under this Agreement and to perform its required activities therein;

(b) Development Data solely for the purposes of customer support, quality and regulatory requirements, and overall product improvements related solely to CMPBP; and

(c) any customer uploaded data [***]

For clarity, with respect to Paige, Paige shall not be permitted to use any aspect of the Development Data or the Customer Data generated by CMPBP in connection with the Development, training or validation of other Paige products, without the prior written consent of Agendia. Notwithstanding the foregoing, Paige shall have limited right to use the Development Data and the Customer Data for the sole purpose of updating or fixing the Paige Platform (which excludes any Paige algorithms) to address any issues directly related to servicing and/or delivering CMPBP. For the avoidance of doubt, any updates or fixes made to the Paige Platform using the Development Data and the Customer Data shall not be considered Collaboration Technology and shall be wholly owned by Paige and incorporated into the Paige Platform.

2.4 No Right to Disclose. Notwithstanding the grant of licenses under Article 2 of this Agreement, and except as otherwise provided in Sections 2.6 and 5, neither Party shall be obligated to disclose to the other Party any of its Background Intellectual Property Rights (including its algorithms).

2.5 Distribution.

(a) Permitted Distributors. Agendia shall have the right to enter into distribution agreements with and grant access to CMPBP under the rights and licenses granted in Sections 2.1(e), 2.1(g) and 2.1(h) to: (i) its Affiliates without the prior consent of Paige; (ii) existing Distributors set forth in Exhibit B, without the prior consent of Paige; (iii) any additional Distributors to the extent consistent with Agendia’s past practice of distributing its products and the conditions, if any, set forth in the Commercialization Plan, without the prior consent of Paige; and (iv) any other Third Party with Paige’s prior consent.

(b) Distribution Requirements. Agendia represents and warrants that: (i) all existing and any additional distribution agreements granted by Agendia to Distributors relating to the sales, marketing and distribution of CMPBP under the licenses granted hereunder must be in writing and be subject to and consistent with the applicable terms and conditions of this Agreement; (ii) Paige shall be provided advance written notice of each such distribution agreement; (iii) Agendia shall be responsible to Paige for the performance of its Distributors and Affiliates; and (iv) upon request, Agendia shall use Commercially Reasonable Efforts to provide Paige with a copy of any such distribution agreement to assess the compliance of such agreement with the terms and conditions of this Agreement so long as such act does not violate applicable Law, such agreements may be reasonably redacted to remove information not relevant to such compliance assessment. Without limiting the foregoing, all distribution agreements granted by Agendia must include provisions for (i) assignment of Intellectual Property Rights consistent with a Party’s obligations under Section 8.2(c); and (ii) protection of Confidential Information (as defined in this Agreement) at least as stringent as those contained in Section 8. Any distribution agreement granted to a Distributor under this Section 2.5 must prohibit such Distributor from any transfer or assignment of any right of distribution to any other Third Parties without the prior written consent of Agendia and Paige.

2.6 Effect of Bankruptcy.

(a) Paige Bankruptcy. All rights and licenses granted by Paige under the Paige Licensed Technology are and will be deemed to be rights and licenses to “intellectual property,” and any Materials to which Agendia is granted access hereunder are and will be deemed to be an “embodiment” of “intellectual property”, in each case, as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Agendia has all rights, elections, and protections under the Code and all other applicable bankruptcy, insolvency, and similar Laws with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, Paige acknowledges and agrees that, if Paige or its estate becomes subject to any bankruptcy or similar proceeding, subject to Agendia’s rights of election under section 365(n), all rights, licenses, and privileges granted to Agendia under the Paige Licensed Technology, [***], will continue subject to the respective terms and conditions hereof, and will not be affected, even by Paige’s rejection of this Agreement. For clarity, the Paige Licensed Technology does not include the Background Intellectual Property Rights of Paige unrelated to the Collaboration and outside the performance of this Agreement.

(b) Agendia Bankruptcy. All rights and licenses granted by Agendia under the Agendia Licensed Technology are and will be deemed to be rights and licenses to “intellectual property,” and any Materials to which Paige is granted access hereunder are and will be deemed to be an “embodiment” of “intellectual property”, in each case, as such terms are used in and interpreted under section 365(n) of the Code. (11 U.S.C. § 365(n)). Paige has all rights, elections, and protections under the Code and all other applicable bankruptcy, insolvency, and similar Laws with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, Agendia acknowledges and agrees that, if Agendia or its estate becomes subject to any bankruptcy or similar proceeding, subject to Paige’s rights of election under section 365(n), all rights, licenses, and privileges granted to Paige under the Agendia Licensed Technology will continue subject to the respective terms and conditions hereof, including any restrictions on the uses of such technology on Paige pursuant to Section 10.4, and will not be affected, even by Agendia’s rejection of this Agreement. For clarity, the Agendia Licensed Technology does not include the Background Intellectual Property Rights of Agendia unrelated to the Collaboration and outside the performance of this Agreement.

2.7 Exclusivity. [***]

2.8 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any Intellectual Property Rights of such Party or its Affiliates.

3. Governance.

3.1 Structure. [***], the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) to oversee, review, and guide the strategic direction of the Collaboration. Each Party shall appoint two (2) of its executives or managers who have appropriate expertise, experience, and authority to address Development and Commercialization matters to serve as its representatives on the JSC. The total number of representatives on the JSC may be changed by mutual agreement of the Parties; provided that there will at all times be an equal number of representatives of each of Paige and Agendia on the JSC. Each Party shall notify the other Party of its initial JSC representatives within fifteen (15) days after the Effective Date. Each Party may change its JSC representatives at any time by notice to the other Party.

3.2 Functions. In furtherance of the Collaboration’s objectives, the JSC will act as a joint consultative body and, to the extent expressly provided herein, a joint decision-making body. In particular, the JSC will:

(a) be a forum for discussion and exchange of information and analysis between the Parties concerning Commercialization of CMPBP in the Territory;

(b) review, discuss, and approve the Commercialization Plans (and any material amendments thereto) and the Parties’ activities with respect to the Commercialization of CMPBP in the Territory;

(c) review and discuss the major findings of market research with respect to CMPBP in the Territory;

(d) review and approve Agendia’s brand and product positioning strategy for CMPBP in the Territory;

(e) review Paige’s plans and performance for the Development and supply of CMPBP to Agendia for Commercialization;

(f) establish additional joint subcommittees or working groups, each composed of an equal number of representatives from each Party, to perform certain functions as the JSC deems necessary or advisable to further the purpose of this Agreement, approve decisions of any joint subcommittee, including appointment of members and membership changes, and resolve any disputed matter submitted to it by such subcommittee;

(g) perform such other functions as are appropriate to further the objectives of the Collaboration as mutually determined by the Parties; and

(h) Evaluate any accounting discrepancies related to Revenue Sharing and adjust, as needed, on a quarterly basis.

As part of its preliminary and pending activities, the JSC shall review and approve the initial statement of work attached hereto as Exhibit A.

3.3 Meetings. The JSC will meet as needed but not less than once each Quarterly Period during the Term. JSC meetings will be held at such times and places or in such form, including in-person, by telephone or video conference, as the JSC determines, except that in-person meetings of the JSC will alternate between the Parties’ offices (or shall occur virtually on-line as the JSC determines). Any JSC member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that JSC member at any JSC meeting on notice to the other Party [***]before such JSC meeting. Each Party may invite additional Representatives to attend JSC meetings as observers or to make presentations, in each case without any voting authority, on notice to the other Party [***] before the JSC meeting that the Representative will attend.

3.4 Chairperson. Agendia shall appoint one of the JSC members to act as the initial JSC chairperson during such period as the JSC shall designate. At the end of each such designated period during the Term, the Parties shall alternate in appointing the chairperson for the next such period. The JSC chairperson will be responsible for:

(a) calling and presiding over each JSC meeting during his or her tenure as chairperson;

(b) preparing and circulating the agenda for each such meeting; and

(c) preparing draft minutes of each such meeting and providing a copy of the draft minutes to each JSC member [***]after each such meeting for approval, which will be deemed to have been given unless any JSC member objects [***]after receipt of the draft minutes.

3.5 Alliance Managers. Each Party shall appoint a Representative to serve as such Party’s primary liaison (each, an “Alliance Manager”) with the other Party for all matters relating to the Collaboration and to facilitate communication and collaboration between the Parties. Each Party may replace its Alliance Manager at any time by providing notice to the other Party. The Alliance Managers will be entitled to attend all JSC meetings and each Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter requires the JSC’s attention. Each Party shall notify the other Party of its initial Alliance Manager [***]after the Effective Date.

3.6 Decision-Making.

(a) Unanimous Decision. All JSC decisions in any matter requiring the JSC’s action or approval must be unanimous, with Paige’s representatives on the JSC collectively having one vote and Agendia’s representatives on the JSC collectively having one vote. No JSC vote may be taken unless a minimum of one Representative of each Party is present at any meeting of the JSC. The JSC shall make all decisions and take other actions in good faith and with due care, after consideration of the information that is reasonably available to it, with the intention that the resulting decision or action will:

(i) not breach or conflict with any requirements or other provisions of this Agreement; and

(ii) maintain or increase the likelihood that the Parties will achieve the objectives of the Collaboration; provided that, the JSC is expressly prohibited from taking into account any interests of a Party, or of any members of the JSC, other than their respective interests in achieving the objectives of the Collaboration.

(b) Disputed Matters; Deciding Vote. If the JSC cannot reach a unanimous decision at a regularly scheduled JSC meeting or within fifteen (15) Business Days thereafter, the matter will be considered a Dispute under this Agreement and either Party may thereafter initiate the dispute resolution procedure set forth in Section 13; provided, however, that Agendia will have the deciding vote on any matter related to the pricing of CMPBP, the approval of Distributors and issues related to reimbursement, pursuant to the Commercialization Plan.

(c) Exceptions. Notwithstanding Section 3.6(b), neither Party has any right to exercise a deciding vote (i) in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iii) in a manner that would require the other Party to perform activities that the other Party has not agreed to perform as set forth in this Agreement or the Commercialization Plan or as otherwise agreed in writing by the other Party; (iv) in a manner that would require a Party to perform any act that it reasonably believes to be inconsistent with any Law, any approval, order, policy, or guidelines of a Governmental Authority, or any of such Party’s ethical requirements or ethical guidelines; (v) to allocate Intellectual Property Rights; or (vi) to determine that such Party has fulfilled any obligation under this Agreement or that the other Party has breached any obligation under this Agreement.

3.7 Limitations on JSC Authority. The JSC will have only the powers expressly delegated to it in this Section 3 and elsewhere in this Agreement and will have no authority to (a) amend, modify, or waive compliance with this Agreement; (b) act on behalf of either Party in relation to any Third Party; or (c) take any action on matters that are expressly reserved to or delegated to a Party. By way of illustration, Agendia shall maintain control of activities as provided in Section 3.6(b). Each Party will retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise expressly agree in writing.

4. Commercialization. The Parties shall collaborate to Develop and Commercialize CMPBP to achieve the target performance criteria as determined by the JSC. The principal rights and obligations of the Parties, with respect to the Collaboration, are set out below:

4.1 Rights and Obligations of Agendia. In connection with its rights and obligations, under this Agreement, Agendia shall:

(a) Co-Develop CMPBP with Paige to achieve target product performance and meet regulatory requirements;

(b) Secure and provide sample whole-slide images of breast tissue and their related data to Paige to enable Development of CMPBP;

(c) Conduct and sponsor clinical studies to generate clinical data, evidence and publications/publicity to support regulatory clearance, inclusion in guidelines, and commercial adoption of CMPBP (subject to review by the JSC, whose consent will not be unreasonably withheld, delayed or denied);

(d) Establish and control the commercial strategy in the United States, including collaborating with Paige to provide services for CMPBP by both Parties in the United States;

(e) [***]

(f) [***]

(g) Provide clinical support and interpretation of results for CMPBP to ordering physicians, irrespective of whether the order is generated by Paige or Agendia; and

(h) Maintain Quality Management Systems (“QMS”), documentation, technical infrastructure, data, images, etc. per Agendia’s standard operating procedures and to support regulatory inspections, audits and compliance as required by any applicable Governmental Authority.

4.2 Rights and Obligations of Paige. In connection with its rights and obligations under this Agreement, Paige shall:

(a) Co-Develop CMPBP with Agendia to achieve target product performance and meet regulatory requirements;

(b) [***]

(c) Support Agendia’s United States commercial strategy, including collaborating with Agendia to provide services for CMPBP by both Parties in the United States;

(d) [***]

(e) Provide clinical support for ordering physicians with interpretation of algorithms or results from the Paige Platform;

(f) Provide technical support to Agendia and ordering physicians of CMPBP, [***]; and

(g) Maintain QMS, documentation, technical infrastructure, Patient Data, Customer Data, and any other data, images, etc. per Paige’s standard operating procedures and to support inspections, audits and compliance as required by any applicable Governmental Authority.

4.3 Rights and Obligations of Both Parties. In connection with its rights and obligations under this Agreement, each of Agendia and Paige shall coordinate to:

(a) Apply for and obtain clearance of CMPBP from the U.S. FDA;

(b) Apply for and obtain regulatory clearance of CMPBP in other territories, starting with the European Economic Area (the “EEA”) and applying for a CE mark in the EEA;

(c) Share in the commercial strategy responsibilities and the provision of services for CMPBP in the Territory that is outside the United States, as further detailed below in Section 4.4;

(d) Operationalize CMPBP on the Paige Platform and the Agendia Platform, wherein each Party shall have the following responsibilities in generating results:

(i) Customer engagement – [***]

(ii) Patient Data security – [***]

(iii) Ordering – [***]

(iv) Patient Data storage – [***]

(v) AI analysis – [***]

(vi) Report generation, storage, and transmission to ordering physician – [***]

(vii) Billing and reimbursement – [***]; and

(viii) Regulatory documentation and compliance – [***]

4.4 Commercialization Plan.

(a) Agendia shall use Commercially Reasonable Efforts to Commercialize CMPBP in the Territory pursuant to a plan approved by the JSC in accordance with Section 3.6 (“Commercialization Plan”). Such plan shall include:

(i) a reasonably detailed description of the key elements of its Commercialization strategy (including messaging, branding, marketing, advertising, sales force positioning, and pricing); and

(ii) a reasonably detailed description and commercially reasonable timeline of its implementation tactics (including sales force training, promotional activities, distribution channels, and customer service) for such Commercialization strategy for the next Annual Period.

(b) In connection with the Commercialization Plan, the Parties agree and acknowledge as follows:

(i) Agendia shall be solely responsible [***]for specific aspects of the commercial strategy for CMPBP including positioning and messaging, publications, generation of marketing materials, pricing and payor contracts, Third Party non-provider relationships (including but not limited to pharmaceutical companies), and distributor selection.

(ii) Agendia shall also be solely responsible [***]for the commercial strategy for CMPBP including geographic market selection, target market segments and accounts, marketing and publicity. Agendia shall collaborate with Paige [***]in other aspects of commercial operations such as account-level engagement, contracting with clinical providers, and service and support for ordering physicians.

(iii) If and when the Parties elect to expand the sale and distribution of CMPBP [***], Agendia and Paige shall be jointly responsible for specific aspects of the commercial strategy for CMPBP including geographic market selection, regulatory jurisdictions, regulatory strategy, target market segments, account-level strategy, contracting with clinical providers, marketing and publicity. Within the geographies that may be selected by the JSC for commercialization outside of the initial Territory, as of the Effective Date of this Agreement, Paige shall have a non-exclusive right to distribute CMPBP directly to Third Parties via the Paige Platform. Notwithstanding the foregoing, if either Party determines that it is not commercially reasonable for such Party to sell or distribute CMPBP in a proposed country or territory, that Party will notify the other Party in writing, and the Parties agree that such Party will not be in material breach of this Agreement for being unable to sell or distribute such CMPBP in the proposed country or territory.

(c) [***]before the anticipated date of the First Commercial Sale hereunder, Agendia shall prepare and present to the JSC the initial Commercialization Plan for such CMPBP. Following such presentation, Agendia will consider the JSC’s comments regarding the Commercialization Plan and adopt them as Agendia determines in its sole discretion.

(d) Prior to any commercial CMPBP launch and/or the filing with any Governmental Authority, as part of the Commercialization strategy, the Parties shall enter into a quality agreement in connection with CMPBP and in accordance with the applicable Laws, including but not limited to the International Standards Organization (“ISO”), the In Vitro Diagnostic Medical Device Regulation (“IVDR”) and the U.S. FDA.

(e) [***], Agendia shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan and present such updates and amendments to the JSC. Any material amendments to the Commercialization Plan (including any acceleration of the First Commercial Sale date for CMPBP, any changes to Product Trademarks, or other material changes) must be approved by the JSC in accordance with Section 3.6. Upon such approval, each amended Commercialization Plan will be effective and supersede the previous Commercialization Plan as of the date of such approval.

(f) For clarity, Agendia has full control and decision-making authority for the day-to-day conduct of activities implementing the Commercialization Plan [***], unless expressly reserved in this Agreement for the JSC’s determination or approval; provided that all such decisions must be consistent with the Collaboration’s purpose and objectives, the terms and conditions of this Agreement, and applicable Law.

4.5 Diligence. Subject to the terms and conditions of this Agreement, the Parties shall use Commercially Reasonable Efforts to Develop and Commercialize CMPBP in the Field in the Territory in accordance with the Commercialization Plan.

4.6 Reporting. Each Party shall keep the other reasonably informed, through the JSC, of its Commercialization activities concerning CMPBP in the Territory. Without limiting the foregoing, at each regularly scheduled JSC meeting, each Party shall provide the other with a written report summarizing the significant Commercialization activities performed with respect to each CMPBP since the last JSC meeting, and comparing such activities with the Commercialization Plan for such time period. Such reports must be at a level of detail sufficient to enable such Party to determine the other’s progress against the applicable Commercialization Plan and compliance with its diligence obligations under Section 4.5. At each such JSC meeting, the Parties shall discuss the status, progress, and results of Paige’s, Agendia’s and its Distributors’ Commercialization activities. Agendia and Paige shall each promptly respond to the JSC’s questions or requests for additional information relating to such Commercialization activities.

4.7 Extra-Territorial Activities.

(a) Paige shall not engage in any advertising or promotional activities relating to CMPBP directed primarily to, or solicit orders from, or deliver (or cause to be delivered) CMPBP to, any customer or user located in any country or jurisdiction outside the Territory. If Paige or any of its Affiliates receive any order for CMPBP for use from a prospective customer or user located in a country or jurisdiction outside the Territory, Paige shall immediately refer that order to Agendia and shall not accept any such order; Agendia shall use its reasonable discretion to determine whether it can and/or should fulfill such order for CMPBP. Further, if Agendia or any of its Affiliates or Distributors receive any order for CMPBP for use from a prospective customer or user located in a country or jurisdiction outside the Territory, Agendia shall also use its reasonable discretion to determine whether it can and/or should fulfill such order for CMPBP.

(b) Without limiting Section 4.7(a), Paige acknowledges that Agendia and its Affiliates and Distributors have the right to Commercialize CMPBP through Digital Media that may be accessible to Persons residing outside the Territory, and such use of Digital Media will not be deemed to exceed the scope of the licenses granted to Agendia under Section 2.1; provided that (i) such Commercialization activities are primarily directed to supporting Agendia’s Commercialization of CMPBP in the Territory, and (ii) such Digital Media are chosen with the intent of communicating primarily with Persons residing in the Territory.

5. Continuity of Service.

5.1 Support or Supply of CMPBP. Notwithstanding the provisions of Section 14, in the event Paige (or its successors) is unable or unwilling to support or supply CMPBP for any reason [***], Agendia shall have the right to terminate this Agreement pursuant to Section 12.6, unless the inability or unwillingness of Paige to support or supply CMPBP is due to:

(a) a Governmental Authority that either (i) fails to issue an approval or clearance for CMPBP or (ii) prohibits the Development or Commercialization of CMPBP for failure to comply with any requirements under Law, but either such failure is not the result of or due to any negligent act, error or omission of Paige;

(b) a Law barring or enjoining Paige from using the Paige Licensed Patent Rights, the Paige Licensed Technology or the Paige Background Intellectual Property Rights necessary for the Development or Commercialization of CMPBP, but such application of the Law is not the result of or due to any negligent act, error or omission of Paige; for clarity, the foregoing excludes any Collaboration Technology or Collaboration Patents both of which are jointly owned by the Parties; or

(c) a material breach of this Agreement by Agendia which cannot be cured by Agendia during such period; notwithstanding anything to the contrary in this Agreement, in the event of any dispute between the Parties regarding whether a material breach of Agendia was the cause of Paige being unable or unwilling to support or supply CMPBP, Paige shall use all Commercially Reasonable Efforts to continue to support or supply CMPBP and/or minimize the cause of Paige’s inability or unwillingness to support or supply CMPBP until such time as the dispute with Paige and Agendia has been resolved.

5.2 [***]

5.3 Deposit. In connection with the foregoing rights and obligation of the Parties, Paige shall establish, and Agendia shall cover any reasonable cost related to, establishing an escrow account (“Escrow Account”) with [***] (“Escrow Agent”), in accordance with a mutually agreed upon escrow agreement based upon

Escrow Agent’s standard three-party escrow agreement (the “Escrow Agreement”). [***]

5.4 Release Event. (a) The Escrow Agreement will provide that the Escrow Agent shall release the Deposit [***], in the event that:

(a) [***]; or

(b) [***]

5.5 License to Deposit. Upon the occurrence of the Deposit release event as specified in Section 5.4 and release of the Deposit in accordance with the Escrow Agreement, [***]

6. Payments.

6.1 Revenue Sharing. The Parties shall share the Total Payments Received for CMPBP as set forth in this Section 6.1 (“Revenue Sharing”). Customers shall be sourced via either the Agendia Platform or the Paige Platform; provided, however, commercial orders must be placed through the customer portal of Agendia (which can be embedded or linked to the back-end of the Paige Platform) to ensure appropriate billing. For customer orders originated by Agendia or Paige:

(a) Agendia shall receive [***]; and

(b) Paige shall receive [***]

[***]

6.2 Milestone Payments. [***]

6.3 Research and Non-Commercial Use. [***]

6.4 [***]

6.5 Payment; Reports.

(a) Payment Terms. [***]

(b) Milestone Payment Terms. [***]

(c) [***]

6.6 Late Payments. If any payment or portion thereof is not received by Paige [***], including any disputed amount, Agendia shall pay to Paige interest on the overdue payment from the date such payment was due to the date of actual payment at the lower of [***]

6.7 Taxes. Revenue Sharing, Milestone Payments and other sums payable under this Agreement are exclusive of taxes. Agendia is responsible for all sales, use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local Governmental Authority on any amounts payable by Agendia hereunder, (other than any taxes imposed on, or with respect to, Paige’s income, revenues, gross receipts, personnel, or real or personal property, or other assets) and shall pay all such sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Law. If any deduction or withholding is required by Law, Agendia may deduct the amount of the withholding from the payment it otherwise would have made to Paige under this Agreement and shall include in the report required pursuant to Section 6.5(c) the amount deducted under this Section 6.7. Agendia shall have no liability for taxes of any kind due and owing by Paige; Paige shall be liable for all such taxes.

6.8 Records and Audit.

(a) Commencing [***] after [***] and throughout the Term and the Continuity of Service Period, [***]. Any such audit and Third Party auditor will be subject to the confidentiality obligations set forth in this Agreement and all information and materials made available in connection with such review will be Paige’s Confidential Information.

(b) Paige shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit Agendia to confirm the achievement of Milestone Events. Paige shall keep such books and records [***] following the Annual Period to which they pertain, or such longer period of time as may be required by applicable law. Upon reasonable prior notice to Paige, such records may be inspected during regular business hours for the sole purpose of verifying the achievement of the Milestone Events [***] following the notice of any such achievement of a Milestone Event. All information and materials made available in connection with such audit will be Paige’s Confidential Information.

(c) Paige shall maintain complete and accurate development books and records for each CMPBP in sufficient detail in relation to this Agreement for the purposes of supporting regulatory filings, compliance, and audits only. Upon reasonable prior notice to Paige, [***], Agendia may inspect the non- proprietary portions of such records on-site at Paige’s place of business. Paige shall maintain such books and records for a time period as may be required by applicable Law.

(d) Agendia shall maintain complete and accurate books and records, including books of account in accordance with generally accepted accounting principles, in sufficient detail in relation to this Agreement to permit Paige to determine Agendia’s compliance with this Agreement, including diligence with respect to the Revenue Sharing and other payments payable to Paige under this Agreement. Agendia shall keep such books and records [***], or such longer period of time as may be required by applicable Law.

Upon reasonable prior notice to Agendia, such records may be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant (the “Auditor”), mutually agreed to by both Parties, for the sole purpose of verifying the accuracy of the financial reports furnished by Agendia or of any payments made, or required to be made, by Agendia pursuant to this Agreement. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be Agendia’s Confidential Information. Prior to conducting the audit, the Auditor must enter into a written agreement containing confidentiality and non-disclosure obligations at least as restrictive as those provided in Section 8. Such audits will be limited to once per Annual Period and once with respect to records covering any specific time period. The Auditor shall not disclose Agendia’s Confidential Information to Paige, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Agendia or the amount of payments by Agendia under this Agreement. If the final result of the audit reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount must be settled [***]after the Auditor’s report and any underpayment shall be considered a late payment under Section 6.6. Paige shall bear the full cost of such audit unless such audit reveals an [***], in which case Agendia shall reimburse Paige for the costs of such audit.

7. Intellectual Property Rights.

7.1 Background Technology.

(a) Agendia agrees and acknowledges that the Background Intellectual Property Rights of Paige includes the Paige Platform and Paige Breast Biomarkers, and all Paige Background Intellectual Property Rights that are the sole and exclusive property of Paige, except as provided in Section 10.2(i) and subject only to the rights of Agendia set forth herein. Notwithstanding the foregoing, except as otherwise provided in Sections 2.6 and 5, Paige shall not be obligated to disclose any of its Background Intellectual Property Rights, including, but not limited to, its algorithms and any underlying code of its Background Intellectual Property Rights. All improvements, modifications, derivatives or enhancements made by or on behalf of Paige to the Paige Platform not related to the Agendia Platform shall constitute part of the Paige Platform and be the exclusive property of Paige.

(b) Paige agrees and acknowledges that the Background Intellectual Property Rights of Agendia includes the Agendia Platform, and all Agendia Background Intellectual Property Rights, are the sole and exclusive property of Agendia, except as provided in Section 10.3(i). Notwithstanding the foregoing, except as otherwise provided in Section 2.6, Agendia shall not be obligated to disclose any of its Background Intellectual Property Rights, including its algorithms. All improvements, modifications or enhancements to the Agendia Platform not related to the Paige Platform shall constitute part of the Agendia Platform and be the exclusive property of Agendia.

(c) Each Party acknowledges that the Background Intellectual Property Rights of the other Party contains valuable trade secrets and Confidential Information of the respective Party and its Affiliates, and accordingly each Party agrees that neither it nor any of its Affiliates (or in the case of Agendia, its Distributors or Sublicensees) shall, during the Term of this Agreement or at any time thereafter: (a) modify or create derivative works of the other Party’s Background Intellectual Property Rights; (b) except as otherwise expressly permitted by this Agreement, distribute, transmit, disclose or otherwise make available the other Party’s Background Intellectual Property Rights to any other Person via license or sublicense; or (c) decompile, disassemble, decrypt, extract or otherwise reverse engineer or attempt to derive the source code of any part of the other Party’s Background Intellectual Property Rights.

7.2 Collaboration Data and Technology.

(a) Subject to compliance with HIPAA and any other applicable Laws, the Development Data and Customer Data shall be jointly owned by the Parties and shall be Confidential Information of both Parties which shall only be disclosed upon mutual agreement in writing; provided that each Party shall retain (i) sole ownership of any data it owned prior to the effective date of the Existing Agreement or the Effective Date of this Agreement and (ii) sole ownership of its own Background Intellectual Property Rights which may be included in any such results or generated data, without any license to the other Party herein.

(b) Each Party shall promptly disclose to the other Party all Collaboration Technology arising from the activities of such Party.

(c) The Parties will jointly own all right, title, and interest in and to any Collaboration Technology and any Patent Rights Covering such Collaboration Technology (“Collaboration Patents”). For the avoidance of doubt, Collaboration Patents shall be subject to certain limitations on use by Paige as detailed in Section 10.4. The inventorship, authorship, or other origination of Collaboration Technology will be determined by United States patent, copyright, or other applicable intellectual property Law. Subject to Section 2.7 [***], the licenses granted under Section 2.1 and 2.2 and Section 5 (Continuity of Service), neither Party will be free to practice, license, assign, and otherwise exploit the Collaboration Technology or Collaboration Patents, without the consent from the other Party, such consent not to be unreasonably withheld, delayed or denied; provided, however, that Section 7.4 will govern the enforcement and defense of the Collaboration Technology and Collaboration Patents and the allocation of any recoveries therefrom.

(d) Each Party shall fully cooperate and take all further actions, as the other Party may reasonably request and at the requesting Party’s expense, to effectuate the allocation of ownership set forth in this Section 7.1. Without limiting the foregoing, each Party shall ensure that each of its employees, agents, and independent contractors (including, in the case of Agendia, its Distributors or its Sublicensees) performing Collaboration activities, before commencing such activities, is bound by written invention assignment and confidentiality obligations, including to: (i) promptly report any invention, discovery, or other Intellectual Property Rights invented, created, conceived, developed, or otherwise made by such employee, agent, or independent contractor; (ii) presently assign to the applicable Party all of their right, title, and interest in and to any such invention, discovery, or other Intellectual Property Right; (iii) cooperate in the preparation, filing, prosecution, maintenance, and enforcement of any Patent Right Covering any such invention; and (iv) perform all acts and execute, acknowledge, and deliver any and all documents, required for effecting the obligations and purposes of this Section 7.2.

(e) Neither Party shall incorporate the Intellectual Property Rights of the other Party in any patent filing made by such Party without the written consent of the other Party.

7.3 Patent Filings.

(a) The JSC will jointly select and approve outside counsel (“Patent Counsel”) prior to incurring any Collaboration Patent expenses. As between the Parties, subject to Section 7.3(c), with respect to Collaboration Patents, Agendia has the first right, in its discretion, to prepare, file, and prosecute all patent applications and maintain all issued patents related to Collaboration Patents. Agendia shall bear all costs and expenses incurred in connection with such prosecution and maintenance; provided that Paige shall reimburse Agendia [***] of such expenses within [***]after receipt of an invoice with respect to any prosecution and maintenance activities reasonably necessary to ensure that a Valid Claim of a Collaboration Patent rights covers CMPBP, as determined by the JSC. The Parties agree that (i) Agendia shall not spend a sum in excess of an amount to be determined by the JSC regarding the Collaboration Patents, and (ii) in order to optimize the quality and control the costs of the Collaboration Patents, via the JSC, the Parties shall collaborate in relation to the instructions to be given to Patent Counsel regarding the filings, territories, and overall prosecution of the Collaboration Patents and to any other matters relevant to the Collaboration Patents, which collaboration shall include planning of the patenting process, the sharing of information (including commenting on documentation) and meeting with Patent Counsel or independently of the Patent Counsel as may be necessary for that purpose .

(b) If Agendia intends to forego, abandon, or cease filing, prosecution or maintenance of any Collaboration Patent right, Agendia shall provide prior notice to Paige of such intention (which notice must be given reasonably in advance of the next deadline to take any action necessary to maintain existing rights in any such Collaboration Patent right). Upon Paige’s written election [***] after such notice from Agendia, Agendia shall permit Paige to assume prosecution and maintenance of such Collaboration Patent right at its own expense and using patent counsel of its choosing. Upon notice, at the discretion of Paige, Agendia shall transfer to Paige any ownership interest in such Collaboration Patent to Paige and Paige shall assume the prosecution and maintenance of such Collaboration Patent right at its own expense and using patent counsel of its own choosing. If Paige does not notify Agendia of its election [***], Agendia may continue or discontinue prosecution and maintenance of such Collaboration Patent right in its discretion.

(c) If Paige intends to forego, abandon or cease providing assistance to Agendia in the prosecution and maintenance of any Collaboration Patent ([***]), Paige shall provide prior notice to Agendia of such intention (which notice must be given reasonably in advance of the next deadline to allow Agendia to take any action necessary to maintain or amend existing rights in any such Collaboration Patent right). Upon notice, at the discretion of Agendia, Paige shall transfer to Agendia any ownership interest in such Collaboration Patent to Agendia and Agendia shall assume the prosecution and maintenance of such Collaboration Patent right at its own expense and using patent counsel of its own choosing.

(d) Each Party shall, and shall cause its Affiliates and Representatives to, provide all reasonable assistance and cooperation in connection with prosecution and maintenance activities under this Section 7.3, including by making its employees, agents, and independent contractors reasonably available and executing any necessary documents or instruments, including powers of attorney.

7.4 Enforcement of Licensed and Collaboration Technology.

(a) Notification. If either Party becomes aware of any known or suspected infringement or misappropriation by a Third Party of any Licensed Technology (including any Collaboration Technology), or any pending or threatened declaratory judgment, opposition, or similar action or proceeding alleging the invalidity, unenforceability, or non-infringement of any Licensed Patent Right (including any Collaboration Patent), such Party shall promptly notify the other Party and provide the other Party with all information available to it regarding such activity or allegation.

(b) Enforcement Rights. As between Paige and Agendia, Agendia shall initiate and control any legal proceeding or take other appropriate action against any infringement or misappropriation of, or to defend against any challenge to, any Collaboration Technology (each, an “Action”) at its own expense and as it reasonably determines appropriate. Paige may be represented in any such Action by counsel of its choosing at its own expense. If, [***], Agendia does not undertake an Action to abate the infringement or misappropriation, then Paige shall have the right to pursue such Action.

(c) Cooperation. At the request and expense of the Party pursuing the Action (the “Lead Party”), the other Party shall provide reasonable assistance and cooperation in connection therewith. The Lead Party shall keep the other Party reasonably informed of the status of any such Action and, to the extent deemed necessary or advisable by the Parties’ counsel, the Parties shall enter into a common interest agreement wherein the Parties agree to their shared, mutual interest in such Action’s outcome. If a Party is deemed a necessary party or otherwise required under Law to join any Action initiated by the Lead Party or if the failure of a Party to become a party to such Action would risk dismissal thereof, such Party shall execute all documents and perform such other acts as may be reasonably required to permit the Action to be initiated or conducted (including being named as a party in such Action before a court or tribunal). If a Party is required to be joined as a party in any Action initiated by the Lead Party, then such Party shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, forum non conveniens or any other legal or equitable theory.

(d) Settlement. The Lead Party may enter into a settlement, consent judgment, or other voluntary final disposition thereof without the other Party’s consent; provided that notice of such potential settlement or other disposition is provided to the other Party so that the other Party can reasonably determine that it does not require any payment or other liability or admission by, nor becoming subject to injunctive or other relief by, the other Party and could not otherwise reasonably be expected to adversely affect the other Party, any of the rights granted hereunder, or the scope or enforceability of the Collaboration Technology. Any other settlement, consent judgment, or voluntary final disposition of any Action requires the prior written consent of such Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(e) Recoveries. Any recoveries resulting from any Action (including by settlement or other disposition) first will be applied to reimburse Paige and Agendia for their reasonable expenses and legal fees incurred in the conduct of such proceedings, and any remaining recoveries will be allocated equally (50/50) between the Parties.

(f) Exploitation of Collaboration Technology and Collaboration Patents. Except as provided in Section 5.2, and subject to Sections 2.7, 8, 9, and 10.4 following any expiration or termination of this Agreement or the end of any Continuity of Service Period, either Party shall be free to exploit its rights in the Collaboration Technology and Collaboration Patents as it sees fit in its sole discretion without any obligation to notify or account to the other Party; provided, however, neither Party shall have the right to use the other Party’s Confidential Information, Background Intellectual Property Rights or Licensed Technology without the prior written consent of such other Party. Notwithstanding the foregoing, neither Party shall have the right to sublicense to any Third Party any of its rights under the Collaboration Technology or Collaboration Patents without the prior written consent of such other Party.

7.5 Defense of Third Party Intellectual Property Claims. Each Party shall promptly notify the other Party upon becoming aware of any actual or threatened claim that the Development or Commercialization of CMPBP infringes or misappropriates the Intellectual Property Rights (including Trademarks) of a Third Party in the Field (each, a “Third Party IP Claim”). Each Party may defend itself from any such Third Party IP Claim brought against such Party or its Affiliates or licensees (or in the case of Agendia, Distributors) at its own expense and with counsel of its choosing; provided, however, that Section 7.4 will govern the right to assert a counterclaim of infringement or misappropriation of any Licensed Technology, and Section 7.6 will govern the right to assert a counterclaim of infringement of any Product Mark. Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third Party IP Claim, and the other Party shall consult with and offer reasonable assistance to the Party defending against such Third Party IP Claim, at the defending Party’s cost and expense.

7.6 Product Marks.

(a) Ownership. Agendia may select the Trademarks (other than the Paige Marks) to be used in connection with the Commercialization of CMPBP hereunder (collectively, the “Product Marks”). As between the Parties, Agendia will solely own all right, title, and interest in all Product Marks, and all goodwill accruing from Agendia’s or any of its Distributors’ use of any Product Mark under this Agreement will inure solely to the benefit of Agendia. Agendia has sole control, at its expense and in its discretion, over the prosecution, registration, maintenance, enforcement, and defense of the Product Marks.

(b) All use of the Paige Marks by Agendia and its Affiliates or Distributors must comply with Paige’s reasonable and customary usage guidelines and quality standards communicated in writing to Agendia and will be subject to Paige’s review and approval

(c) All use of the Product Marks by Paige and its Affiliates must comply with Agendia’s reasonable and customary usage guidelines and quality standards communicated in writing to Paige and will be subject to Agendia’s review and approval.

(d) Any CMPBP developed under this Agreement shall be marked and marketed by Product Marks as well as marked and marketed as “Powered by Paige”.

8. Confidentiality; Publicity and Publications.

8.1 Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party’s Confidential Information during the Collaboration. Except as provided in Section 8.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party’s Confidential Information, shall, [***]:

(a) use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party’s Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and

(b) not use or disclose, nor permit to be used or accessed, the disclosing Party’s Confidential Information for any purpose other than to exercise the receiving Party’s rights or perform its obligations under this Agreement.

8.2 Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party’s Confidential Information:

(a) to the receiving Party’s employees, agents, or independent contractors who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 8.1(b); and (ii) are bound by written agreements containing confidentiality and non-disclosure obligations at least as restrictive as those set forth in Section 8.1; provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 8.1 by any such employees, agents, or independent contractors;

(b) to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges; provided that the receiving Party shall provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party’s efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure; and

(c) to actual or prospective acquirers, licensees (including, in the case of Agendia, its Distributors), investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives) to the extent strictly necessary for evaluating or carrying out a transaction with such Persons, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 8.1.

8.3 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 8. Therefore, in addition to all other remedies available at Law, a Party is entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 8 in accordance with Section 13.4.

8.4 Press Release; Public Announcements. The Parties shall issue a joint press release in form and substance reasonably acceptable to each Party within [***]. Following the issuance of such initial joint press release announcing this Agreement, neither Party shall issue any press release, communicate with the media, or make any other public statement (orally or in writing) concerning the subject matter of this Agreement without the prior written consent of the other Party (which may not be unreasonably withheld, conditioned, or delayed), except if and to the extent such Party determines, based on the advice of counsel, that it is required to make any public disclosure or filing regarding the subject matter of this Agreement (“Required Disclosure”): (a) by applicable Law; (b) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded; or (c) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (a) or (b) of this Section 8.4, the Party making any Required Disclosure shall consult with the other Party regarding the substance of the Required Disclosure (including any provisions of this Agreement to be redacted) and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing. Following the initial joint press release announcing this Agreement, each Party may disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and only those terms of the Agreement which have already been publicly disclosed in accordance herewith.

8.5 Publications. Agendia shall have the lead role in any publication of the results and data generated from the Collaboration; provided, however, Agendia shall reasonably consider suggestions for such publications from Paige and shall not publish without Paige’s prior written consent, which shall not to be unreasonably withheld, denied or delayed. Any such publication shall be subject to the provisions of this Agreement relating to confidentiality and non- disclosure, and shall be consistent with academic standards. [***]prior to the submission of a publication, Agendia shall submit the publication to Paige for review and comment, which shall be provided to Agendia [***]prior to the proposed submission date for publication. If Paige believes that any publication includes Confidential Information of Paige, Paige will notify Agendia and Agendia will remove all references to such Confidential Information prior to publication, presentation, or use, unless approved in writing by Paige on a case-by-case basis.

9. [Reserved].

10. Representations and Warranties; Covenants.

10.1 Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other that:

(a) it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;

(b) the execution of this Agreement by such Party’s Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party;

(c) when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(d) the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable Law or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound;

(e) it shall not use any Collaboration Technology or data or materials stemming from any license granted by the other Party to train or validate other products or biomarkers or to permit such data or materials to become integrated into other products. For the avoidance of doubt, nothing in this section 10.1(e) shall in any way limit or restrict Paige’s use of any improvements, modifications, derivatives, or enhancements made to Paige Background Intellectual Property Rights;

(f) it has the legal authority to use and transfer any data necessary to carry out its duties and obligations under this Agreement, including the ability to use and transfer the data anticipated under this Agreement, and it complies, as applicable, with privacy and security Laws in the applicable Territory, including but not limited to HIPAA in the United States and, its implementing regulations and other applicable federal and state laws and regulations safeguarding the privacy and security of identifiable information;

(g) that neither it nor any person or entity employed or engaged by it, including without limitation its officers, directors, employees, or agents who provide services in connection with this Agreement (“Personnel”), are currently:

(i) excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs as defined in 42 U.S.C. Sec. 1320a-7b or from federal procurement or non-procurement activities as defined in Executive Order 12689 (collectively “Ineligible”); (ii) debarred or suspended by the U.S. FDA or under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335(a), as amended, or any similar state law or regulation (collectively “Debarred”) or (iii) convicted of a criminal offense that falls within the ambit of 42 U.S.C. Sec 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible (“Convicted”); and that it will not utilize any Ineligible, Debarred, or Convicted Personnel to provide any services hereunder.

10.2 Additional Representations and Warranties of Paige. Paige represents and warrants to the Agendia that, as of the Effective Date:

(a) the patents and patent applications identified on Schedule 1.72 are all the Patent Rights Controlled by Paige that (i) Cover any Paige Licensed Know- How or (ii) are necessary for the Commercialization of CMPBP in the Field in the Territory;

(b) it has the right to grant the rights and licenses granted to Agendia hereunder, and it has not granted, and is not under any obligation to grant, to any Third Party any license, lien, option, encumbrance, or other contingent or non- contingent right, title, or interest in or to the Paige Licensed Patent Rights or Paige Licensed Know-How that conflicts with the rights and licenses granted to Agendia hereunder;

(c) to Paige’s knowledge, there are no Trademark rights in any word mark owned or possessed by any Third Parties that would be infringed by the Commercialization of CMPBP using the Paige Marks in the Territory;

(d) there is no settled, pending, or, to Paige’s knowledge, threatened litigation, claim, or proceeding alleging (i) that any Paige Licensed Patent Right is invalid or unenforceable or (ii) that the practice of any Paige Licensed Patent Right or the Development or Commercialization of CMPBP in the Field in the Territory does or would infringe, misappropriate, or otherwise violate any Patent Right or Know-How of any Third Party; or (iii) any product liability claim involving CMPBP;

(e) it has no knowledge after reasonable investigation of any factual, legal, or other reasonable basis for any litigation, claim, or proceeding described in Section 11.2(d);

(f) Paige has complied in all material respects with all applicable Laws in connection with the prosecution of the Paige Licensed Patent Rights, including, with respect to any issued patents and pending patent applications, any disclosure requirements of the United States Patent and Trademark Office, and has timely paid all filing and renewal fees payable with respect thereto;

(g) the Development of CMPBP has been conducted in all material respects in compliance with all applicable Laws and neither Paige nor any of its Affiliates has received notice of, or is subject to, any adverse inspection, investigation, penalty, or other compliance or enforcement action relating to CMPBP that could reasonably be expected to have a material adverse effect on the Commercialization of CMPBP in the Field in the Territory;

(h) it will use Commercially Reasonable Efforts to supply and support Agendia with CMPBP throughout the Term; and

(i) Except as provided in Schedule 10.2(i),

(i) there is no other agreement between Paige or any of its Affiliates and any Third Party pursuant to which Paige or its Affiliates has in-licensed any Patent Rights or Know-How that are necessary or useful for the Development or Commercialization of CMPBP in the Field;

(ii) Paige represents and warrants (x) that the In-License Agreement listed in Schedule 10.2(i) is in full force and effect, (z) that Paige shall provide written notice to Agendia [***]prior to the expiration of such In-License Agreement or [***] of the issuance of a notice of termination of such In-License Agreement by either party to the other; and (y) that in the event of an expiration or termination of such In-License Agreement, at the discretion of Agendia, Paige shall use Commercially Reasonable Efforts to assist Agendia in negotiating a separate license with the In-Licensor of such In-License Agreement; and

(iii) No written notice of default or termination has been received or given under such In-License Agreement, and to Paige’s knowledge, there is no act or omission by Paige that would provide a right for the In-Licensor to terminate such In-License Agreement.

10.3 Additional Representations and Warranties of Agendia. Agendia represents and warrants to Paige that, as of the Effective Date:

(a) the patents and patent applications identified on Schedule 1.7 are all the Patent Rights Controlled by Agendia that (i) Cover any Agendia Licensed Know-How or (ii) are necessary for the Commercialization of CMPBP in the Field in the Territory;

(b) it has the right to grant the rights and licenses granted to Paige hereunder, and it has not granted, and is not under any obligation to grant, to any Third Party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Agendia Licensed Patent Rights or Agendia Licensed Know-How that conflicts with the rights and licenses granted to Paige hereunder;

(c) it has the right and the authority necessary to transmit, collect, use, and process Customer Data under this Agreement for the Parties to support and supply CMPBP in the Field in the Territory;

(d) to Agendia’s knowledge, there are no Trademark rights in any word mark owned or possessed by any Third Parties that would be infringed by the Commercialization of CMPBP using the Product Marks in the Territory;

(e) there is no settled, pending, or, to Agendia’s knowledge, threatened litigation, claim, or proceeding alleging (i) that any Agendia Licensed Patent Right is invalid or unenforceable or (ii) that the practice of any Agendia Licensed Patent Right or the Development or Commercialization of CMPBP in the Field in the Territory does or would infringe, misappropriate, or otherwise violate any Patent Right or Know-How of any Third Party; or (iii) any product liability claim involving CMPBP;

(f) it has no knowledge after reasonable investigation of any factual, legal, or other reasonable basis for any litigation, claim, or proceeding described in Section 10.3(d);

(g) Agendia has complied in all material respects with all applicable Laws in connection with the prosecution of the Agendia Licensed Patent Rights, including, with respect to any issued patents and pending patent applications, any disclosure requirements of the United States Patent and Trademark Office, and has timely paid all filing and renewal fees payable with respect thereto;

(h) the Development of CMPBP has been conducted in all material respects in compliance with all applicable Laws and neither Agendia nor any of its Affiliates has received notice of, or is subject to, any adverse inspection, investigation, penalty, or other compliance or enforcement action relating to CMPBP that could reasonably be expected to have a material adverse effect on the Commercialization of CMPBP in the Field in the Territory;

(i) Except as provided in Schedule 10.3(i)

(i) there is no other agreement between Agendia or any of its Affiliates and any Third Party pursuant to which Agendia or its Affiliates has in-licensed any Patent Rights or Know-How that are necessary or useful for the Development Commercialization of CMPBP in the Field in the Territory; and

(ii) Agendia represents and warrants (x) that the In-License Agreement listed in Schedule 10.3(i) is in full force and effect, (y)no written notice of default or termination has been received or given under such In- License Agreement, and (z) to Agendia’s knowledge, there is no act or omission by Agendia that would provide a right for the In-Licensor to terminate such In-Licence Agreement, but that in the event of any termination or expiration, Agendia shall provide written notice to Paige at least ninety (90) days prior to the expiration of such In-License Agreement or within three (3) days of the issuance of a notice of termination of such In-License Agreement by either party to the other.

10.4 Covenants of Each Party.

(a) Non-Solicitation – [***]

(b) Non-Competition – [***]—Agendia. [***], Agendia shall not work with a Third Party who is a direct competitor of Paige in digital pathology or computation pathology in the Field to Develop or research, or have Developed or researched on its behalf, any Competing Product that does not include the participation of Paige.

(c) Non-Competition – [***] – Paige. [***], Paige shall not, either alone or in conjunction with a Third Party:

(i) use any aspect of the Agendia Platform, the Agendia Background Intellectual Property Rights, the Agendia Intellectual Property Rights, the Confidential Information of Agendia, the Collaboration Technology, the Development Data, the Customer Data and/or the CMPBP in connection with (i) the further Development and Commercialization of CMP, CBP, or CMPBP or (ii) other Paige products;

(ii) Develop or research, or have Developed or researched on its behalf, any Competing Product; or

(iii) engage in any Commercialization or non-commercial activities involving CMP, CBP, or CMPBP, [***], or Collaboration Technology that does not include the participation and the prior written consent of Agendia. For the avoidance of doubt, Paige disclosed to Agendia Paige’s prior work on certain breast cancer biomarkers; [***] that are covered by the claims of patent rights of Paige or are the specific subject of a Paige research and development program, which is independent of Agendia (“Paige Breast Biomarkers”), which as individual diagnostic tests shall not be considered Competing Products with CMP, CBP or CMPBP for the purpose of this Agreement.

(d) Non-Competition [***].

(i) [***]

(ii) [***]

10.5 Compliance with Laws. Each Party shall comply and shall ensure that its employees, agents, and independent contractors comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement, including, without limitation, all Laws relating to required permits, licenses, filings, certifications, and other approvals required by the FDA or any similar state or local or foreign Law in the Territory; the Anti-Kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), and the relevant regulations at 42 C.F.R. Part 1001 (“Healthcare Fraud and Abuse Laws”); the False Claims Act, 31 U.S.C. § 3729; and Laws relating to the confidentiality and security of personal and medical data, including but not limited to HIPAA and any other laws and/or regulations relating to the maintenance, use, transmission or other activity concerning patient records and confidentiality of personal and medical data. Each Party represents and warrants that it has not been excluded from any U.S. federal or state health care program for violation of any Health Care Fraud and Abuse Laws or the False Claims Act or applicable regulations. Without limiting the foregoing, each Party shall, at its sole expense, obtain and maintain during the Term, and for Agendia during any Continuity of Service Period, all certifications, credentials, authorizations, licenses, and permits necessary to conduct that portion of its business relating to Development and Commercialization of CMPBP, as applicable.

10.6 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS (INCLUDING OF ANY CONFIDENTIAL INFORMATION, BACKGROUND INTELLECTUAL PROPERTY RIGHTS, OR MATERIALS, TECHNICAL ASSISTANCE, TECHNIQUES, OR PRACTICES DISCLOSED OR PROVIDED HEREUNDER), THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE COLLABORATION OR THE PRODUCTS, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS. Notwithstanding anything to the contrary in this Agreement, neither Party makes any representation, warranty, or covenant, either express or implied, that CMPBP, if Commercialized, will achieve any Milestone Events or any level of Total Payments Received or that any other results will be achieved with respect to Commercialization of CMPBP hereunder.

11. Indemnification.

11.1 Indemnification by Agendia. Agendia shall indemnify, defend, and hold harmless Paige and its Affiliates, and each of Paige’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Paige Indemnified Party”) from and against all Losses arising out of or resulting from any claim, suit, action, or proceeding by any Third Party (“Indemnified Claim”) relating to:

(a) any breach by Agendia of any representation, warranty, covenant, or obligation under this Agreement;

(b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Agendia or any of its Distributors in connection with this Agreement;

(c) the infringement, misappropriation, or other violation of Third Party Intellectual Property Rights based on use by a Paige Indemnified Party of the Agendia Background Intellectual Property Rights or Confidential Information;

(d) the infringement or other violation of any Third Party’s Trademark rights by use of any Product Trademark; or

(e) any product liability, personal injury, or property damage resulting from Third Party use of CMPBP.

except in each case to the extent any such Losses are covered by Paige’s indemnification obligations under Section 11.2.

11.2 Indemnification by Paige. Paige shall indemnify, defend, and hold harmless Agendia and its Affiliates, and each of Agendia’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Agendia Indemnified Party”) from and against all Losses arising out of or resulting from any Indemnified Claim relating to:

(a) any breach by Paige of any representation, warranty, covenant, or obligation under this Agreement;

(b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Paige in connection with this Agreement;

(c) the infringement, misappropriation, or other violation of any Third Party Intellectual Property Rights based on use by an Agendia Indemnified Party of Paige’s Background Intellectual Property Rights or Confidential Information; or

(d) any product liability, personal injury, or property damage resulting from Third Party use of CMPBP.

except in each case to the extent any such Losses are covered by Agendia’s indemnification obligations under Section 11.1.

11.3 Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification (“Indemnifying Party”) upon becoming aware of an Indemnified Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 11. The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel of its own choosing, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of an Indemnified Claim, the Indemnified Party may, but is not obligated to, defend against such

Indemnified Claim, including settling such Indemnified Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. The Indemnified Party’s failure to perform any obligation under this Section 11.3 will not relieve the Indemnifying Party of its obligations under this Section 11, including with respect to any Losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

11.4 Insurance. During the Term and for a period of [***]after expiration or termination of this Agreement, each Party shall maintain, at its expense, commercial general liability insurance in commercially reasonable amounts and with appropriate coverage, including product liability, personal injury, bodily injury, and property damage, for the Development, Commercialization, and use of CMPBP and contractual liability coverage for its indemnification obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. For clarity, such insurance will not limit either Party’s obligations or liability (including with respect to its indemnification obligations) hereunder. Each Party shall ensure that any Distributor performing activities in connection with this Agreement has proper and adequate general liability insurance to cover its risks with respect to the other Party for damages mentioned above.

11.5 Limitation of Liability.

(a) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) EACH PARTY ACCEPTS THAT NOTHING IN THIS AGREEMENT, INCLUDING THE LIMITATIONS IN THIS SECTION 11 EXCLUDES OR LIMITS EITHER PARTY’S LIABILITY FOR: (A) DEATH OR PERSONAL INJURY CAUSED BY SUCH PARTY; (B) LOSSES ARISING OUT OF OR RELATING TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8; (C) LOSSES ARISING OUT OF OR RELATING TO FRAUDULENT MISREPRESENTATION, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF A PARTY, OR IN THE CASE OF AGENDIA, ANY OF ITS DISTRIBUTORS IN PERFORMING UNDER THIS AGREEMENT; (D) BREACH OF PRIVACY OR DATA PROTECTION OBLIGATIONS AND CLAIMS FROM CUSTOMERS ARISING FROM SUCH BREACH; (E) ANY INFORMATION SECURITY INCIDENT AND CLAIMS FROM CUSTOMERS ARISING FROM SUCH INCIDENT; (F) ITS INDEMNITY OBLIGATIONS; OR (G) OTHERWISE TO THE EXTENT SUCH LIMITATION IS NOT OTHERWISE PERMITTED BY LAW.

(c) EXCEPT AS SET FORTH IN SECTION, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY AND ITS REPRESENTATIVES, FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, WARRANTY, STATUTE OR OTHERWISE, WHETHER AT LAW OR IN EQUITY, WILL NOT EXCEED [***]

12. Term and Termination.

12.1 Term.

(a) This Agreement is effective as of the Effective Date and, unless earlier terminated in accordance with this Section 12 or as expressly provided elsewhere in this Agreement, will continue in full force and effect until ten (10) years after the First Commercial Sale of CMPBP in the Territory (the “Term”).

(b) Agendia may, at its option and in its sole discretion, renew this Agreement for an additional [***] upon written notice to Paige [***]prior to expiration of the Term.

(c) Upon expiration of the Term (but not earlier termination of this Agreement) and unless this Agreement is renewed pursuant to Section 12.1(b), the rights and obligations of the Parties under this Agreement will terminate, except as expressly provided in Section 12.9.

12.2 Termination for Material Breach. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party [***] after notice of such breach from the non-breaching Party; provided, however, that the Cure Period may be extended at the non-breaching Party’s discretion [***] if the breaching Party has begun good faith efforts to remedy such breach within the initial Cure Period and provides to the non-breaching Party a written plan to cure such breach within such Cure Period extension. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such Dispute [***] after receipt of notice of such breach, then the other Party may not terminate this Agreement under this Section 12.2 unless and until an arbitral panel in accordance with Section 13.3 determines that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within the applicable cure period set forth above commencing on the date of such decision. For clarity, a material breach would constitute a breach of any of the obligations, terms, conditions and covenants of this Agreement or covenants by a Party, which materially and substantially affects the Development, distribution and Commercialization of CMPBP contemplated by this Agreement and results in circumstances which may or do (i) render any right vested in a Party by the terms of this Agreement ineffective; or (ii) adversely affect or restrict or frustrate the ability of any Party to observe and perform in a timely manner its obligations under this Agreement or (iii) adversely affects the legality, validity, binding nature or enforceability of this Agreement.

12.3 Termination for Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; and (f) any such insolvency event (a)-(e) is not dismissed, set-aside, or vacated [***].

12.4 [***]

12.5 Agendia’s Right to Terminate for Convenience. Agendia may terminate this Agreement in its entirety without cause by providing [***]notice to Paige of such termination.

12.6 Agendia’s Right to Terminate for Failure to Supply. Agendia may terminate this Agreement in its entirety immediately upon notice to Paige, if Paige materially breaches this Agreement by being unable or unwilling to support or supply CMPBP to Agendia for any reason for a period [***], unless the inability or unwillingness of Paige to support or supply CMPBP is due to the circumstances referenced in Section 5.1(a) – (c) herein.

12.7 Paige’s Right to Terminate for Convenience. Paige may terminate this Agreement in its entirety without cause by providing [***]notice to Agendia of such termination.

12.8 Effect of Termination. Upon a termination of this Agreement, the following will apply:

(a) Confidential Information. Each Party shall promptly [***]after the effective date of termination, return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information and/or Background Intellectual Property Rights of the other Party, including any copies, extracts or portions thereof; provided that such Party may keep one copy of such materials to the extent required to comply with applicable laws, rules and regulations and subject to continuing confidentiality obligations in accordance with Section 8. Upon request by a Party, such other Party shall certify in writing it has complied with the foregoing. The foregoing shall also apply if the other Party undergoes a Change in Control that results in a controlling interest being given to a direct competitor of such Party.

(b) Restrictive Covenants. Each Party shall be subject to the applicable restrictive covenants set forth in Section 10.4 herein.

(c) [***]

(d) Aggregate Payment. In the event Agendia commits a material breach of this Agreement pursuant to Section 12.2 herein and fails to cure such breach, and only if Paige has achieved all Milestone Events and not materially breached this Agreement, Agendia shall pay Paige the balance, if any, of the Aggregate Payment. For clarity, upon termination this Agreement under this Section 12.2, if the aggregate consideration paid to Paige under this Agreement equals or exceeds such amount, Paige shall not be entitled to any further consideration upon termination. If, however, Paige has not yet received an amount equal to the Aggregate Payment, Paige shall be paid any remaining balance to reach the outstanding threshold [***]. For the avoidance of doubt, such payment does not affect any other rights and remedies Paige may have under this Agreement.

(e) Termination for Convenience by Paige. [***]

(f) Termination for Convenience by Agendia—[***]

(i) if by the date of notice of such termination [***], Agendia shall pay Paige [***];

(ii) if by the date of notice of such termination, Paige failed to achieve any one of the Milestone Events, due to no material fault on the part of Agendia, Agendia shall be free to develop the CMP, CBP, or CMPBP with a Third Party or develop any other digital emulation of MammaPrint and/or BluePrint, independently or with any other Third Party, but shall not be permitted to use any of Paige’s Confidential Information or Paige Background Intellectual Property Rights in doing so;

(iii) if by the date of notice of such termination, Paige has achieved each of the Milestone Events and not materially breached this Agreement, Paige shall be entitled to the balance, if any, of the Aggregate Payment; and

(iv) [***]

(g) Licenses; Distribution Agreements. Except as provided in Section 2.1(h) herein, all licenses granted under this Agreement by one Party to the other Party will automatically terminate. In connection with the exclusive license granted by Paige under Section 2.1(h), during any Continuity of Service Period, Agendia shall be free to appoint any Distributor without the consent of Paige.

12.9 Survival. The expiration or termination of this Agreement or end of a Continuity of Service Period provided in this Agreement will not relieve the Parties of any obligations accruing before the effective date of any of the foregoing events. The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 2.1(h) (Paige License Grant), Section 2.3 (Mutual Data License Grant), Section 2.7 [***], Section 5 (Continuity of Service), Section 6.8 (Records and Audit), Section 7 (Intellectual Property Rights), Section 8 (Confidentiality; Publicity), Section 10.1 (Mutual Representations, Warranties and Covenants), Section 10.2 (Additional Representations and Warranties of Paige), Section 10.3 (Additional Representations and Warranties of Agendia), Section 10.4 (Covenants of Each Party), Section 10.5 (Compliance with Laws), Section 11 (Indemnification), Section 12.8 (Effect of Termination), Section 14 (Dispute Resolution) and Section 16 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive any expiration or termination of this Agreement, or end of a Continuity of Service Period provided in this Agreement, will survive any such expiration or termination of this Agreement, or end of a Continuity of Service Period.

13. Dispute Resolution.

13.1 Objective. The Parties recognize that disputes, controversies, or claims arising out of or in connection with this Agreement, or its interpretation, breach, termination, or invalidity (each a “Dispute”), may from time to time occur during the Term. It is the Parties’ objective to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and without resorting to litigation. To accomplish this objective, subject to Section 13.4, the Parties shall follow the procedure set forth in this Section 13 to resolve any Dispute. Either Party may initiate the dispute resolution procedure of this Section 13 by giving the other Party notice (“Dispute Notice”).

13.2 Escalation to Executives. The Parties shall attempt in good faith to initially resolve any Dispute by negotiation between the Chief Executive Officer for Paige and the Chief Executive Officer for Agendia (the “Executives”). [***]after a Dispute Notice provided to a Party in accordance with Section 13.1, the Executives shall meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Executives are unable to resolve such Dispute [***]after the Dispute Notice, then either Party may submit the Dispute for resolution by binding arbitration in accordance with Section 13.3.

13.3 Arbitration. Any Dispute a Party submits for arbitration pursuant to Section 13.2 will be resolved through binding arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration, as amended from time to time (the “Rules”), except where they conflict with these provisions, in which case these provisions will control, and the substantive law specified in Section 16.12(a). Any Dispute in which either Party seeks [***] in damages will be resolved by an arbitral tribunal consisting of three (3) arbitrators, one (1) of whom will be designated by each Party in accordance with the Rules, and a third arbitrator who will chair the tribunal and who will be selected as provided in the Rules. Any other Dispute will be submitted to a sole arbitrator, appointed pursuant to the Rules. The arbitrator(s) will render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. No arbitral tribunal will have the power to award damages excluded under this Agreement pursuant to Section 11.5 and any arbitral award that purports to award such damages is void. Arbitration pursuant to this Section 13.3 will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon any award rendered by the arbitrators in accordance with this Section 13.3 may be entered in any court of competent jurisdiction. The arbitration proceedings for all Disputes will be conducted in Wilmington, Delaware or any other venue as the Parties may mutually agree. Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Law, all aspects of the arbitration, including the existence of the arbitration, the arbitral proceedings, the submissions made by the Parties, and the decisions made by the arbitral tribunal, including its awards to the extent not already in the public domain, will be treated as Confidential Information. Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator(s) will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs, and disbursements, or the fees and costs of the administrator and the arbitrator(s).

13.4 Equitable Remedies; Court Proceedings. Notwithstanding the foregoing or anything to the contrary in this Agreement, either Party may initiate court proceedings in any court of competent jurisdiction for:

(a) any claim for injunctive or other equitable relief, including specific performance, in the event of an actual or threatened breach by the other Party of any of its obligations under this Agreement, notwithstanding any ongoing discussions between the Parties or any ongoing arbitration under Section 13.3, and the Parties hereby agree that (i) any such actual or threatened breach would give rise to irreparable harm for which monetary damages would not be an adequate remedy; and (ii) a Party will be entitled to seek such injunctive or other equitable relief, in addition to any and all other rights and remedies that may be available to such Party at Law or in equity or otherwise in respect of such breach, without the posting of any bond or other security; or

(b) any Dispute concerning the validity, construction, scope, enforceability, infringement, or misappropriation of Patent Rights or other Intellectual Property Rights.

13.5 Excluded Matters. For clarity, and notwithstanding the foregoing or anything to the contrary in this Agreement, (a) if any matter is within the scope of the JSC’s authority, the provisions of Section 3.6 will initially apply with respect to such matter; and (b) if this Agreement expressly provides that such matter is subject to a Party’s discretion or to a Party’s sole decision-making authority, such matter will not be subject to dispute resolution under this Section 13, but may be finally determined by such Party in accordance with the terms of this Agreement.

13.6 Continued Performance. Each Party shall continue to perform its obligations under the Agreement pending final resolution of any Dispute unless to do so would be impossible or impracticable under the circumstances. If either Party receives a Dispute Notice, then any associated time to cure will be stayed pending the resolution of the issue pursuant to this Section 13.

13.7 Attorneys’ Fees. In any Dispute for which a Party is permitted to bring a court proceeding under Section 13.4, the prevailing Party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

14. Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for either Party’s obligations to make payments when due to the other hereunder), when and to the extent such failure or delay is caused by or results from events beyond the affected Party’s reasonable control, including acts of God, pandemics, flood, fire, or explosion, war, terrorism, invasion, riot, or other civil unrest, embargoes, or blockades in effect on or after the Effective Date, national or regional emergency, strikes, labor stoppages or slowdowns, or other industrial disturbances, any passage of Law or governmental order, rule, regulation, or direction, or any action taken by a Governmental Authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition, national or regional shortage of adequate power or telecommunications or transportation facilities or any other similar event (each, a “Force Majeure Event”). The affected Party shall give notice to the other Party, stating the period of time the occurrence is expected to continue. The affected Party shall use Commercially Reasonable Efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected Party’s failure or delay remains uncured for a period of one hundred twenty (120) days following notice given by it under this Section 14, either Party may terminate this Agreement upon thirty (30) days’ notice. Unless either Party terminates this Agreement pursuant to the preceding sentence, all timelines in the Commercialization Plan will automatically be extended for a period up to the duration of the Force Majeure Event.

15. Assignment.

15.1 Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party’s consent:

(a) to an Affiliate; provided that the assigning Party shall remain liable and responsible for the performance of all obligations and compliance with all other terms and conditions of this Agreement by such Affiliate; or

(b) in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of such Party relating to CMPBP (“Acquirer”), whether by Change of Control, restructuring, sale of business unit or product line divestiture, or other transaction, and whether this Agreement is expressly assigned or is assumed by the Acquirer by operation of law; provided that, following any such transaction, the Intellectual Property Rights the Acquirer owned or held before such transaction or thereafter developed outside the Collaboration and without use of or reference to any Confidential Information or Intellectual Property Rights of the other Party or any Collaboration Technology will not be deemed to be Controlled for purposes of the licenses granted under this Agreement or otherwise affected or encumbered by this Agreement.

15.2 Notwithstanding Section 15.1 or anything to the contrary in this Agreement, either Party may withhold its consent, in its discretion, to any assignment, delegation, or other transfer of this Agreement, in whole or in part, whether express or by operation of Law, to any competitor of such Party, with the exception to a Change of Control of Agendia.

15.3 No delegation or other transfer by a Party will relieve such Party of any of its obligations under this Agreement. Any purported assignment or other transfer in violation of this Section 15 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

16. Miscellaneous.

16.1 Further Assurances. Each Party shall, upon the reasonable request, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

16.2 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

16.3 Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to Agendia:	Agendia, Inc.
[***]

If to Paige:	PAIGE.AI
[***]

16.4 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

16.5 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

16.6 Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including but not limited, to the Existing Agreement, except as otherwise provided herein. In the event of any inconsistency between the statements in the body of this Agreement and those in any Schedule or Exhibit or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules or Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

16.7 Expenses. Except as otherwise expressly provided herein or in any Commercialization Plan, each Party is responsible for all of its own costs and expenses in performing its obligations under this Agreement and neither Party is obligated to reimburse the other Party for any costs or expenses a Party incurs in performing such obligations.

16.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.

16.9 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.10 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

16.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.12 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

(b) Any Dispute for which a Party is permitted to bring a court proceeding must be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware in each case located in the City of Wilmington and County of New Castle, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

16.13 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a Party may bring such a court proceeding.

16.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

AGENDIA, INC.

By	/s/ Mark Straley
Name: Mark Straley
Title: CEO

AGENDIA, INC.

By	/s/ Brian Dow
Name: Brian Dow
Title: CFO

PAIGE.AI, INC.

By	/s/ Leo Grady
Name: Leo Grady
Title: CEO

IN CONNECTION WITH SECTION 2.2:
ACKNOWLEDGED AND AGREED TO:

AGENDIA, N.V.

By	/s/ Mark Straley
Name: Mark Straley
Title: CEO

AGENDIA, N.V.

By	/s/ Brian Dow
Name: Brian Dow
Title: CFO

EXHIBIT A

[***]

EXHIBIT B

Existing Distributors

[***]

1

Schedule 1.7

Agendia Licensed Patent Rights

[***]

2

Schedule 1.72

Paige Licensed Patent Rights

[***]

3

Schedule 1.74

Paige Marks

[***]

1

Schedule 10.2(i)

In-Licensed Patent Rights or Know-How [***]

[***]

1

Schedule 10.3(i)

In-Licensed Patent Rights or Know-How [***]

[***]

1